Exhibit 10.11

ARGO MEDICAL TECHNOLOGIES LTD.

2012 ISRAELI EQUITY INCENTIVE SUB PLAN

I.	GENERAL

This 2012 Israeli Equity Incentive Sub Plan (the “Sub-Plan”) is a sub plan to the 2012 Equity Incentive Plan (the “Plan”) of Argo Medical Technologies Ltd. (the “Company”) and set forth the terms for the grant of Awards to Israeli Employee or Israeli Non-Employee (as defined below).

II.	DEFINITIONS

1. Any capitalized term not specifically defined in this Sub-Plan shall have the meaning assigned to it in the Plan.

2. As used in this Sub-Plan, the following definitions shall apply:

“Affiliate” means an affiliate of, or person affiliated with, a specified person or company or other trade or business that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Parent or Subsidiary. For the purpose of Awards granted pursuant to Section 102 shall mean also an “employing company” within the meaning of Section 102(a) of the Ordinance.

“Capital Gain Option” means a Trustee 102 Option intended to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

“Capital Gain Share” means a Trustee 102 Share intended to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

“Capital Gain Award” means Options granted under this Sub-Plan as Capital Gain Option and/or Shares granted under this Sub-Plan as Capital Gain Shares and/or Awards granted under this Sub-Plan intended to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance as amended from time to time.

“Israeli Employee” means any employee of the Company or its Affiliate, and any individual who is serving as Nosei Misra - Officer Holder (as such term is defined in the Israeli Companies’ Law, 5759-1999, including directors) of the Company or its Affiliate, but excluding any Controlling Shareholder.

“Israeli Non-Employee” means any individual or an entity providing services to the Company or its Affiliate who is not an Israeli Employee.

“ITA” means the Israeli Tax Authority.

“Non Trustee 102 Option” means an Option granted to an Israeli Employee pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

“Non Trustee 102 Share” means Shares granted to an Israeli Employee pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

“Non Trustee Award” means Options granted under this Sub-Plan as Non Trustee 102 Options and Shares granted under this Sub-Plan as Non Trustee 102 Shares and Awards granted pursuant to Section 102(c) of the Ordinance.

“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance.

“Option” means an option to purchase Shares of the Company granted pursuant to Section 3(i) and/or Section 102 of the Ordinance.

“Ordinance” means the Income Tax Ordinance [New Version], 5721, 1961 as now in effect or as hereafter amended.

“Ordinary Income Option” means a Trustee 102 Option intended to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“Ordinary Income Share” means a Trustee 102 Share intended to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“Ordinary Income Award” means Options granted under this Sub-Plan as Ordinary Income Option and shares granted under this Sub-Plan as Ordinary Income Shares and Awards granted pursuant to Section 102(b)(1) of the Ordinance.

“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“Award Agreement” means a written agreement between the Company and a holder of anAward evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan and this Sub-Plan.

“Trustee” means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance and the regulations thereof.

“Trustee 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Israeli Employee.

“Trustee 102 Share” means Shares granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Israeli Employee.

“Trustee 102 Award” means Options granted under this Sub-Plan as Trustee 102 Option and/or shares granted under this Sub-Plan as Trustee 102 Shares and/or Awards granted pursuant to Section 102(b) of the Ordinance.

III.	OPTION GRANTS AND SHARE GRANTS

Eligibility. The persons eligible to receive Awards under this Sub-Plan are Israeli Employees and/or Israeli Non-Employees.

Types of Options. The Board shall have the authority to grant an Option under this Sub-Plan classified as (i) a Trustee 102 Option, (ii) a Non Trustee 102 Option or (iii) a 3(i) Option; provided, however, that a Trustee 102 Option and a Non Trustee 102 Option may only be granted to an Israeli Employee, and a 3(i) Option shall be granted only to an Israeli Non Employee.

Types of Shares. The Board shall have the authority to grant shares under this Sub-Plan classified as (i) a Trustee 102 Share, or (ii) a Non Trustee 102 Share; provided, however, that a Trustee 102 Share and a Non Trustee 102 Share shall only be granted to an Israeli Employee.

Trustee 102 Award.

(a) The grant of Trustee 102 Award under this Sub-Plan shall be conditioned upon the approval of this Sub-Plan and the Trustee by the ITA, and the filing of the Company’s Election (as defined below) with the ITA at least thirty (30) days before the first date of grant of Awards under this Sub-Plan. The grant of 102 Trustee Award shall be in accordance with the terms and conditions of Section 102.

(b) The Company may grant at any single time only one type of Trustee 102 Award, either Capital Gain Award or Ordinary Income Award (the “Election”). The Company shall file its Election with the ITA. The Election shall apply to any Employee who has been granted Trustee 102 Award. The first Election shall become effective as of the date of grant of the first Trustee 102 Award granted under this Sub-Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Award. The Company may not be entitled to change its election at least until the lapse of a year from the end of the year in which the first Trustee 102 Award were granted pursuant to the prior Election.

(c) Such Election shall not prevent the Company from granting Non Trustee 102 Award to Israeli Employees or 3(i) Options to Israeli Non-Employees simultaneously.

(d) All Trustee 102 Award will be held in trust by a Trustee, as described in Section IV below.

Non Trustee 102 Award. The granting of a Non Trustee 102 Award to an Israeli Employee shall be made in accordance with the provisions of Section 102(c) of the Ordinance. With respect to Non Trustee 102 Award or other Share Awards which are deemed as Non Trustee 102 Award, in the event of termination of Israeli Employee’s engagement with the Company or any of its Affiliate, then the Israeli Employee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax and/or social charges due at the time of sale of Non Trustee 102 Award, all in accordance with the provisions of Section 102.

3(i) Option. The Company may grant 3(i) Option to any person who is an Israeli Non Employee.

IV.	TRUSTEE

Appointment of Trustee. A Trustee shall be appointed by the Board to administer each Trustee 102 Award in accordance with the provisions of Section 102 and pursuant to a written agreement to be entered into between the Trustee and the Company (the “Trust Agreement”).

Grants of Trustee 102 Award. All Trustee 102 Award granted under this Sub-Plan as well as shares allocated or issued upon exercise of such Trustee 102 Award and/or bonus shares and/or any rights granted with respect to such Trustee 102 Award, shall be registered and held by the Trustee for the benefit of the Israeli Employee for the requisite period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”), The Trustee shall be exempt from any liability in respect of any action or decision duly taken in its capacity as a Trustee, provided, however, that the Trustee acted at all times in good faith.

Grants of 3(i)Option. The Board may choose to deposit the 3(i) Option with the Trustee. In such event, the Trustee shall hold such 3(i) Option in trust, until exercised by the Participant, pursuant to the Company’s instructions from time to time.

Release of Awards. The Trustee shall not release any Trustee 102 Award granted under this Sub-Plan as well as shares allocated or issued upon exercise of such Trustee 102 Award and/or bonus shares and/or any rights granted with respect to such Trustee 102 Award, until all required payments have been fully made: (i) the receipt by the Trustee of an acknowledgment from the ITA that the Israeli Employee has paid any applicable tax due pursuant to the Ordinance, or (ii) the Company has made other arrangements for the deduction of tax at source acceptable to the Trustee.

V.	THE HOLDING PERIOD REQUIREMENT

Holding Period Requirements.

(a) Trustee 102 Award may not be sold, transferred, assigned, pledged, given as collateral, or mortgaged (other than through a transfer by will or by operation of law), nor may they be subject of an attachment, seizure power of attorney or transfer deed unless Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise.

(b) With respect to any Awards granted as Trustee 102 Award, and subject to the provisions of Section 102, an Israeli Employee shall not be entitled to sell or release from trust any Trustee 102 Award, Share received upon the exercise of any such Trustee 102 Option and/or bonus shares granted with respect to such Trustee 102 Award, until the lapse of the Holding Period and in accordance with Section 102. Notwithstanding the above, if any such sale or release occurs during the Holding Period it will result in adverse tax consequences to the Israeli Employee under Section 102 of the Ordinance and the Rules, which shall apply to and shall be borne solely by such Israeli Employee.

Trustee 102 Award Requirements. In the event that the requirements of Section 102 with respect to Trustee 102 Award are not met, then it shall be treated in accordance with the provisions of Section 102 and any regulations promulgated thereunder.

Award Agreement. Upon receipt of Trustee 102 Award, Israeli Employee shall sign an Award Agreement under which the Israeli Employee shall, among others, (i) agree to be subject to the trust agreement between the Company and the Trustee, stating, among others, that the Trustee will be released from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Awards granted to him or her thereunder; (ii) declare that he/she understands the provisions of Section 102 and the applicable tax track and approve the tax arrangement; and (iii) confirm that he/she shall not sell nor transfer the Awards from the Trustee until the lapse of the Holding Period.

VI.	DIVIDEND

Any dividends payable with respect to shares acquired upon exercise of an Option or an Award or shares issued under the Sub-Plan and the Plan shall also be subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

VII.	TAX CONSEQUENCES

Israeli Employee.

(a) Any tax consequences (including, without limitation, the Israeli Employee’s social security taxes and health insurance, if applicable) arising from the grant vesting or exercise of any Award and/or Option or from sale or release or transfer of such Option or shares or from any other event or act (of the Company and/or its Affiliate, the Trustee or the Israeli Employee) shall be borne solely by the Israeli Employee. Notwithstanding the foregoing, the Company and/or its Affiliate and/or the Trustee shall withhold taxes according to the requirements under the laws, rules, and regulations, including withholding taxes at source under Section 102.

(b) Furthermore, the Participant shall indemnify the Company and/or Affiliate and/or the Trustee, and/or the Company’s shareholders and/or directors and/or officers if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Employee.

(c) The Company shall not be obligated to honor the exercise of any Option by or on behalf of a Participant until all tax consequences (if any) arising from the grant of an Award and/or exercise of Options and/or sale of shares and/or Awards are resolved to the full satisfaction of the Company. Without derogating from the above, the Company and/or the Trustee when applicable shall not be required to release any share certificate until all required payments (including tax payments) have been fully made in accordance with Section 102 and/or the lTO.

(d) If at the date of grant the Company’s shares (or options) are listed on any established stock exchange or a national market system or if the Company’s shares (or option) will be registered for trading within ninety (90) days following the date of grant, the fair market value and classification of income as either capital gain or ordinary income shall be determined pursuant to Section 102(b)(3) of the Ordinance. Without derogating from the definition of “Fair Market Value” in the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the Capital Gain Options, subject to applicable law, the fair market value of the shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be and all in accordance with Section 102(b)(3) of the Ordinance or any tax ruling obtained from the Israeli tax authority.

Israeli Non Employee. Any tax consequences arising from the grant or exercise of any Option and/or Award, or from sale or transfer of such Award or from any other event or act (of the Company and/or its Affiliate or the Israeli Non Employee), hereunder shall be borne solely by the Israeli Non Employee.

VIII.	COORDINATION WITH THE PLAN

Section 102 and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended shall apply to grant of Awards under the provisions of the Sub-Plan to an Israeli Employee.

The Plan is hereby incorporated by reference and shall be deemed as anintegral part of this Sub-Plan. Without derogating from the provisions of Section 102 of the Ordinance, all the terms and conditions of the Plan shall apply to grant of Awards to Israeli Employee or Israeli Non-Employee. In the event of conflict between the Sub-Plan and the Plan the Sub-Plan would take precedence as for the provisions with respect to Section 102 of the Ordinance.